Registration No. 333‑_______

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

__________________________________

FORM S‑8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

ACXIOM CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	71‑0581897
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

301 E. Dave Ward Drive Conway, Arkansas	72032
(Address of Principal Executive Offices)	(Zip Code)
_____________________________________

ACXIOM CORPORATION
RETIREMENT SAVINGS PLAN
(Full title of the plan)
_____________________________________

Jerry C. Jones
Chief Ethics and Legal Officer,
Executive Vice President and Assistant Secretary
301 E. Dave Ward Drive
Conway, Arkansas 72032
(Name and address of agent for service)

501-342-1000
(Telephone number, including area code, of agent for service)

Copies of all correspondence to:

Geoffrey D. Neal
Kutak Rock LLP
124 West Capitol Avenue, Suite 2000
Little Rock, Arkansas 72201
(501) 975-3000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☑	Accelerated filer ☐

Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.   ☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered(1)(2)	Proposed maximum offering price per share(3)	Proposed maximum aggregate offering price(3)	Amount of registration fee
Common Stock, $.10 Par Value	150,000	$25.15	$3,772,500	$469.68(4)

(1)
An indeterminate amount of plan interests to be offered or sold under the employee benefit plan was previously registered by the registrant on a Registration Statement on Form S-8 (File No. 333-57470), filed with the Securities and Exchange Commission on March 23, 2001, and is incorporated by reference herein.

(2)
Pursuant to Rule 416(a) under the Securities Act, this registration statement also covers an indeterminate amount of shares of the registrant’s Common Stock that may be offered or sold as a result of any adjustments based on stock splits, stock dividends or similar events provided under the employee benefit plan described above.

(3)
Calculated solely for the purpose of determining the registration fee pursuant to Rule 457(c) and (h) under the Securities Act, based upon the average of the high and low sales prices of the shares of the registrant’s Common Stock as reported on the NASDAQ Global Select Market on October 24, 2017.

(4)	Calculated in accordance with Section 6 of the Securities Act and Rule 457 under the Securities Act by multiplying 0.0001245 by the proposed maximum aggregate offering price.

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EXPLANATORY NOTE

This Registration Statement on Form S-8 is being filed by Acxiom Corporation (the “Registrant”) pursuant to General Instruction E to Form S-8 to register an additional 150,000 shares of Common Stock that may be issued to participants under the Acxiom Corporation Retirement Savings Plan (the “Plan”). The contents of the Registration Statements on Form S-8, file numbers 333-57470, 333-136919 and 333-158005, previously filed by the Registrant and relating to the registration of shares of Common Stock for issuance under the Plan, are hereby incorporated by reference to this Registration Statement in accordance with General Instruction E to Form S-8.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.     Incorporation of Certain Documents by Reference.

The following documents filed by the Registrant with the Securities and Exchange Commission (the “Commission”) are incorporated herein by reference:

(a)	The Registrant’s annual report on Form 10-K for its fiscal year ended March 31, 2017, filed with the Commission on May 26, 2017;

(b)	The Registrant’s quarterly report on Form 10-Q for its fiscal quarter ended June 30, 2017, filed with the Commission on August 4, 2017;

(c)
The Registrant’s current reports on Form 8-K, filed with the Commission on April 21, 2017, May 22, 2017, June 21, 2017, June 22, 2017, July 21, 2017, August 11, 2017, August 21, 2017, September 15, 2017, September 21, 2017 and October 23, 2017; and

(d)
The description of the Registrant’s Common Stock contained in the Registration Statement on Form 8-A of CCX Network, Inc. dated February 4, 1985, including any amendment or report filed with the Commission for the purpose of updating such description.

All documents subsequently filed by the Registrant pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”) after the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents. Any statement in a document incorporated or deemed to be incorporated by reference in this Registration Statement will be deemed to be modified or superseded to the extent that a statement contained in this Registration Statement or in any other later filed document that also is or is deemed to be incorporated by reference modifies or supersedes such statement. Any statement modified or superseded will not be deemed, except as so modified or superseded, to be a part of this Registration Statement.

Item 8.        Exhibits.

Number	Exhibit
5.1*	Opinion of Kutak Rock LLP as to the legality of the shares being registered
23.1*	Consent of Kutak Rock LLP (included in the opinion in Exhibit 5.1)
23.2*	Consent of KPMG LLP
24.1*	Powers of Attorney
* Filed herewith

The Registrant will submit or has submitted the Plan and any amendment thereto to the Internal Revenue Service (“IRS”) in a timely manner and has made or will make all changes required by the IRS in order to qualify the Plan.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Little Rock, State of Arkansas, on October 27, 2017.

ACXIOM CORPORATION

By:    /s/ Catherine L. Hughes
Catherine L. Hughes
Corporate Governance Officer & Secretary

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities indicated, as of October 27, 2017:

Signature	Title

/s/ John L. Battelle*	Director
John L. Battelle

/s/ Tim R. Cadogan*	Director
Tim R. Cadogan

/s/ William T. Dillard II*	Director
William T. Dillard II

/s/ Richard P. Fox*	Director
Richard P. Fox

/s/ Jerry Gramaglia*	Director
Jerry Gramaglia	(Non-Executive Chairman of the Board)

/s/ William J. Henderson*	Director
William J. Henderson

/s/ Scott E. Howe*	Director and Chief Executive Officer
Scott E. Howe	(principal executive officer)

/s/ Clark M. Kokich*	Director
Clark M. Kokich

/s/ Debora B. Tomlin*	Director
Debora B. Tomlin

/s/ Warren C. Jenson*	Chief Financial Officer & Executive Vice President
Warren C. Jenson	(principal financial and accounting officer)

*By:	/s/ Catherine L. Hughes
Catherine L. Hughes, Attorney-in-Fact